Exhibit 99

Contact:	Jim Kelly, 808.543.4915	FOR IMMEDIATE RELEASE
jim.kelly@hawaiianelectric.com

Hawaiian Electric seeks commission approval
to recover pension contributions

HONOLULU, Dec. 26, 2017 - Hawaiian Electric Company filed a motion with the Hawaii Public Utilities Commission (PUC) on Friday asking regulators to reconsider parts of their Dec. 15 interim rate order.

By its decision on Dec. 15, the PUC reduced the revenue increases that Hawaiian Electric had negotiated with the state Division of Consumer Advocacy by significantly reducing the amount of pension expenses that could be recovered in utility rates. The motion seeks to increase the approved revenue requirement by an additional $6 million to reinstate a part of the disallowed expense.

“We’ve read the interim decision very closely and firmly believe that reconsideration should be granted immediately to avoid a bad, and possibly unintended, financial consequence,” said Tayne Sekimura, chief financial officer of Hawaiian Electric. “As a result of the pension cost ruling in the interim decision, the company would forfeit millions of dollars it has already funded in employee pensions. We need a definitive ruling by the commission by Jan. 22 prior to finalizing our 2017 financial statements. We hope the commission will reconsider and amend this limited part of its decision by that time.”

Without a modification of the order, Hawaiian Electric will have to take a one-time write-off of more than $25 million that the company had paid to fund employee pension plans.

After the Dec. 15 decision was filed, Hawaiian Electric immediately told its employees that their pensions will not be affected by the decision. The company made the required plan contributions with the explicitly-stated expectation that the expense would be recovered later through previously-approved mechanisms.

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